[*] indicates that a confidential portion of the test of this agreement has been omitted and filed separately with the Securities and Exchange Commission.

                                LICENSE AGREEMENT

     This License Agreement (hereinafter referred to as "Agreement") is made and effective as of the 15th of December, 1993, by and between XOMA CORPORATION (hereinafter referred to as "Licensor"), a Delaware corporation, having an office at 2910 Seventh Street, Berkeley, California, 94710;

                                       AND

     RESEARCH DEVELOPMENT FOUNDATION (hereinafter referred to as "Licensee"), a Nevada nonprofit corporation having its office at 402 North Division Street, Carson City, Nevada 89703.

                                   WITNESSETH:

     WHEREAS, Licensor is the owner of certain inventions, discoveries, and know-how comprising certain Proprietary Property (as hereinafter defined) described in Exhibit 1 hereto;

     WHEREAS, Licensor is the owner of all the right, title and interest in and to said Proprietary Property and has determined that the grant of exclusive and non-exclusive licenses to Licensee as described herein is the best way in which the Proprietary Property can be utilized to benefit the public and its stockholders;

     WHEREAS, Licensor has filed for patents and/or other protection therefor in the countries listed in Exhibit 2 hereto;

     WHEREAS, Licensee is a nonprofit organization exempt from taxation under
Section 501(c)(3) of the Internal Revenue Code of 1986;

     WHEREAS, Licensee desires to obtain exclusive and non-exclusive worldwide licenses from Licensor as described herein to produce, have produced, make, have made, manufacture, have manufactured, use, sell, rent, and/or lease ("make, use, or sell") methods, processes, or products of Licensor's Proprietary Property;

     WHEREAS, Licensee is the owner of certain technology and is granting Licensor exclusive and non-exclusive licenses to such technology by a cross license (the "Cross License") of even date herewith;

     NOW, THEREFORE, in consideration of the above premises and the covenants herein, the parties agree as follows:

                                    ARTICLE I
                                   Definitions

     As used in this Agreement, the following terms shall have the following respective meanings:

     1.1 The term "Proprietary Property" shall mean and include all Patent Rights and Know-How, whether patentable or not, described in Exhibit 1 hereto and all Improvements (as herein defined);

     1.2 The term "Patent Rights" shall mean rights in claims directed to Gelonin (as herein defined) or methods or processes for the manufacture of Gelonin of any United States patent issued on, and in claims of any foreign patent granted on, the patent applications listed in Exhibit 1 hereto, or in such claims of any divisions, continuations and continuations-in-part based thereon, reissues, patents of addition or importation, or extensions thereof.

     1.3 The term "Know-How" shall mean all information, data, specifications, techniques, and methods of manufacture described in Exhibit 1 hereto.

     1.4 The term "Improvements" shall mean refinements, enhancements, or improvements in Gelonin itself or in methods or processes for the manufacture of Gelonin itself described in the claims of the Patent Rights or consisting of Know-How which are developed during the term of this Agreement.

     1.5 The terms "commercialize," "commercializing," and "commercialization" shall mean the sale, licensing, or other use by Licensee of the right to use the methods or processes for the manufacture of Gelonin or to make, use, or sell products within the scope of the Proprietary Property and this Agreement under such circumstances as may be permitted by applicable international, federal, and state laws and regulations.

     1.6 The term "Fields of Use" shall mean the applications described in
Exhibit 3 hereto.

     1.7 The term "Product" shall mean any material, composition, product or portion of a product that embodies an invention claimed, or which results from or is specifically intended to be used to practice a method or process claimed, within the Patent Rights and which is made, used, or sold by or for Licensee (or its sublicensees) and, if not for the licenses granted herein, would infringe a claim of an issued patent within the Patent Rights.

     1.8 The term "Gross Revenues" shall mean charges actually collected by Licensee from the making, use, or sale of Products, less:

     (a)  usual trade and/or cash discounts actually allowed and taken;

     (b) forwarding expenses, freight, special packaging charges, postage and duties actually paid or allowed and taxes imposed directly on the seller with respect to such sales; and

     (c)  credits for goods returned or rejected.

     No other allowance or deduction shall be made by whatever name known.

     1.9 The term "Subsidiaries" shall mean any present or future companies organized under the laws of any nation with respect to which (i) at least 50 percent in value or (ii) at least 50 percent of the total combined voting power of all classes of shares entitled to vote is directly or indirectly under the control of Licensee. The term "Licensee" wherever used herein shall include any Subsidiaries of Licensee.

     1.10 The term "Gelonin" shall mean and include gelonin as defined in the claims of any United States patent issued on and in claims of any foreign patent granted on the patent applications listed in Exhibit 1 hereto.

                                   ARTICLE II
                                Grant of License

         2.1 Licensor hereby grants and Licensee hereby accepts:

          (a) a worldwide, exclusive license in the Fields of Use to make, use, or sell Products;

          (b) outside the Fields of Use, and outside those fields of use exclusively granted to Licensor in the Cross License which are hereby excluded from this grant to Licensee, a worldwide, non-exclusive license to make, use, or sell Products; and

          (c) outside those fields of use exclusively granted to Licensor in the Cross License which are hereby excluded from this grant to Licensee, a worldwide, non-exclusive sublicense under the license described on Exhibit 4 hereto (the "Governing License") to make, use, or sell Gelonin or Products containing Gelonin as a significant component thereof (but only to the extent that Licensor is entitled pursuant to the Governing License to grant sublicenses of the scope set forth in this paragraph (c)); provided that such sublicense shall be royalty-free with respect to XOMA; provided further that Licensee shall pay any royalties or other amounts owing to Sanofi and/or any other third party arising out of Licensee's activities as sublicensee under the Governing License directly to Sanofi or such third party; [*]

                           [*]
Except as provided herein, no other, further, or different license or sublicense is hereby granted, either expressly or by implication.

     2.2 The licenses granted in Section 2.1 above shall include the license and right to use Know-How in the exercise of such license rights and to incorporate Know-How in any Products that Licensee makes, uses, or sells in accordance with said Section 2.1; [*]

     2.3 Licensor hereby grants and Licensee hereby accepts the right to grant sublicenses to others within the scope of the license and sublicense grants made in Section 2.1 above, but only under the terms and conditions herein set forth and in the Governing License. Licensee accepts all responsibility for obtaining binding agreements from and enforcing all terms and conditions hereof upon any and every such sublicensee.


                                   ARTICLE III
                       Patent Prosecution and Improvements

     3.1 Licensor represents that it has timely filed patent applications relating to the Patent Rights in the countries listed on Exhibit 2 hereto. Licensor hereby agrees that if Licensor fails to file a patent application relating to the Patent Rights in any country within six months after receipt of a written request from Licensee to do so, Licensor shall be deemed to have consented to Licensee filing and maintaining such patent application in the name of Licensor at Licensee's expense. Following the issuance of a patent as a result of any such filing by Licensee, such patent shall be deemed included in the Patent Rights, and Licensee shall be entitled to deduct all reasonable fees (including counsel fees) and expenses incurred in obtaining or maintaining such patent from royalties otherwise payable to Licensor as a result of such patent issuance.

     3.2 Licensor further agrees to use commercially reasonable efforts to prosecute United States and foreign patent applications it has filed or files related to the Patent Rights, and to maintain any patents issued thereon. Notwithstanding the foregoing sentence, in the event that Licensor decides to discontinue prosecution or maintenance of a patent or patent application related to the Patent Rights in a particular country, Licensor shall promptly notify Licensee. Upon receipt of such notice, Licensee, in its sole discretion, may elect to assume responsibility (and thereafter pay all associated fees and expenses) with respect to any such patent application or patent. If Licensee elects to assume responsibility for a patent application or patent which Licensor intends to abandon, following issuance of the patent Licensee may deduct from the royalties payable to Licensor as a result of such patent the reasonable fees (including counsel fees) and expenses incurred in connection with prosecution of such patent application or maintenance of any such patent. Licensee may, in its sole discretion, abandon any such patent application or patent for which it has previously assumed responsibility and will not be liable to Licensor in any way for such abandonment, but shall promptly notify Licensor of any decision to abandon any such patent or application.

     3.3 Consistent with the definitions contained in Article I, Licensor agrees to make available promptly to Licensee during the term of this Agreement any Improvements now or hereafter found, owned, or controlled by Licensor. Such Improvements and the corresponding rights throughout the world shall be the property of Licensor, and shall be included in the Proprietary Property licensed to Licensee upon the terms and conditions set forth in this Agreement.

     3.4 If patentable or otherwise protectable Improvements are now or hereafter made and found by agents or employees of Licensor or otherwise owned by Licensor, and Licensor, at its sole discretion, considers it desirable to obtain patent protection thereon, Licensee agrees to cooperate fully and to do all proper things reasonably necessary or desirable to obtain and maintain patent protection therefor throughout the world, all at Licensor's expense.

     3.5 Notwithstanding the provisions in Section 3.4 above, if Licensor fails to file an application for patent protection for Improvements within six months after receipt of a written request from Licensee to do so, Licensor shall be deemed to have consented to Licensee obtaining and maintaining the necessary protection therefor in the name of Licensor at Licensee's expense and, following issuance of a patent, Licensee shall be entitled to deduct the reasonable fees (including counsel fees) and expenses incurred in connection with such protection from the royalty payments that Licensee is obligated to pay to Licensor under this Agreement as a result of such patent. The filing and prosecuting of the United States patent applications by Licensee shall in no case go beyond an appeal to and a decision by the United States Patent and Trademark Board of Appeals, unless Licensor specifically agrees otherwise in writing.

     3.6 If either Licensor or Licensee files patent applications or otherwise obtains patent rights for Improvements, such patent applications or patent rights shall be included in the Patent Rights, and Licensee shall have exclusive and non-exclusive worldwide licenses therefor under the terms and conditions as set forth in this Agreement.

         [*]

                                   ARTICLE IV
                                    Royalties

     4.1 Licensee shall pay Licensor during the term of this Agreement an earned royalty of [*] on Gross Revenues with respect to all sales or uses of Products [*].

     4.2 Only one royalty shall be payable on a Product, regardless of the number of licensed patents or patent applications of the Patent Rights under which such Product has been manufactured, used or sold. In those cases where a Product is sold as a part of an article which includes additional materials or components, the production of which does not use the inventions, processes or methods of the Patent Rights, the Gross Revenues shall be based on the sales price at which Licensee would sell the Product independently of such other materials or components in an arm's length transaction.

     4.3 Royalty payments, as provided in Section 4.1 of this Agreement, to be paid hereunder, shall be paid for a period extending until expiration of all of the Patent Rights or, if earlier, until this Agreement is terminated as hereinafter specified. Royalty payments shall cease for any patent which has expired or been declared invalid by a final determination or judgment.

     4.4 In the case of sublicenses, Licensee will pay to Licensor [*]

[*]

     4.5 Wherever this Agreement provides that Licensee may deduct expenses, payments or other amounts from royalties payable to Licensor, (a) such deductions shall be applied only against royalties payable from the country with respect to which such deductions arose, [*].

     4.6 Licensee is free to make, use, and sell any toxins or other substances other than Gelonin to any third party without paying a royalty to Licensor hereunder.

                                    ARTICLE V
                 Payments, Reports, and Third Party Negotiations

     5.1 Licensee shall notify Licensor, in writing, within 30 days of the date of the first commercial sale of each Product subject to this Agreement and/or the signing of each sublicense hereunder, and Licensee agrees to provide a copy of each sublicense to Licensor with such notification.

     5.2 Licensee agrees that beginning with the last day of the month of the first commercial sale of a Product, Licensor shall receive from Licensee within 90 days after the end of each three-month period thereafter:

          (a)  payment of earned royalties; and

          (b) a report showing the information and basis on which the earned royalties have been calculated.

     5.3 All royalties payable by Licensee shall be paid in U.S. Dollars. Conversion from currencies other than U.S. Dollars shall be at the rate of exchange quoted in the U.S. version of The Wall Street Journal as of the last day of the three-month period in which such royalties are accrued.

     5.4 Until such time as royalties become payable pursuant to this Agreement, Licensee agrees to make an annual report to Licensor by April 1st of each year during the term of this Agreement covering Licensee's progress during the previous calendar year toward research, development and commercialization.

     5.5 Licensee also agrees to make a notarized written report to Licensor within 90 days after the termination of this Agreement, stating in such report the royalties payable hereunder, if any, and the basis therefore not previously reported to Licensor. Licensee shall also continue to make written reports pursuant to the provisions of this Agreement covering Gross Revenues and the applicable earned royalties hereunder for Products made during the term of this Agreement, but not sold, used, or reported until after termination hereof, until such time as all such sales and uses shall have terminated. Concurrent with the submittal of each post-termination report, Licensee shall pay Licensor all applicable royalties.

     5.6 Licensee shall keep full, true, clear and accurate records and books of account with respect to the Products and/or Proprietary Property subject to royalty or other payments. Said records and books of account shall be kept by Licensee at the usual places where their like records and books are kept and shall be retained for a period of two years following the end of the calendar year to which they pertain. Licensor shall have the right at Licensor's expense through its designated representatives, who shall be subject to the confidentiality provisions of Article XII hereof, to examine and audit at all reasonable times all such records and books of account and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to it under this Agreement. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit. [*] Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary appearing on checks or otherwise, unless such statements appear in a letter, signed by the party having such right and delivered to the other party, expressly waiving such right. Notwithstanding the foregoing, Licensor may require Licensee to furnish any other information reasonably requested to enable Licensor to evaluate Licensee's performance under this Agreement.

     5.7 Royalty payments provided for in this Agreement shall, when overdue, bear interest at the then existing prime rate at Citibank of New York plus 4 percent per annum until paid but in no event shall such interest exceed the usury limit as it exists from time to time in the States of Nevada or California.

[*]

                                   ARTICLE VI
                              Protection of Patents

     6.1 Licensor agrees where economically justified and within reasonable limits to protect the Proprietary Property from infringement or misappropriation by third parties and to prosecute such infringers or defendants, but the decision to undertake such protection shall be in the sole discretion of Licensor and Licensor's decision as to whether any such action shall be taken by it shall be accepted by Licensee. In the event that Licensor shall recover profits and/or damages from said infringer or defendant, Licensor agrees to turn over to Licensee [*] of any amounts paid to it by said infringer or defendant after deducting any or all of its expenses, including costs and legal fees incurred in the undertaking of such protection and/or prosecution.

     6.2 Licensor and Licensee shall each give immediate written notice to the other of any infringement of a Patent Right or misappropriation of Know-How or Improvements by any third party as may come to its knowledge. Notwithstanding
Section 6.1, if Licensor has not within six months from the date on which it is notified or otherwise becomes aware of an infringement or misappropriation either terminated such infringement or initiated legal action against the infringer or defendant, it shall, upon written request of Licensee, grant to Licensee the right to prosecute an action against the infringer or defendant at Licensee's expense. Licensor agrees, in the event that Licensee cannot prosecute such infringement or misappropriation in its own name, to sign and give to Licensee, as soon as practicable, all necessary documents in order for Licensee to prosecute such infringement or misappropriation in the name of Licensor. Licensee shall be entitled to deduct all its expenses, including costs and legal fees incurred in bringing and prosecuting such infringement or misappropriation action, from royalties due Licensor with respect to the country in which such action is prosecuted after commencement of such infringement or misappropriation action.

Licensee shall not settle or compromise any such suit or action without the prior written consent of Licensor, which consent shall not be unreasonably withheld. In the event Licensee shall recover profits and/or damages from said infringer or defendant, Licensee agrees to turn over to Licensor [*] of any amounts paid to it by said infringer or defendant after deducting any or all of its expenses, including costs and legal fees incurred in the undertaking of such prosecution.

     6.3 Licensee shall promptly advise Licensor in writing of any notice or claim of any infringement and of the commencement against it of any suit or action for infringement of a third party patent made or brought against Licensee and based upon the use hereunder by Licensee of the Proprietary Property. Licensee shall have the right either to:

          (a) request that Licensor enter into negotiations with such third party to obtain rights for Licensee under the third party patent; or

          (b) request that Licensor defend such suit or action at Licensor's expense.

     6.4 Licensor is neither obligated to enter into negotiations with such third party to obtain rights for Licensee under the third party patent nor obligated to defend such suit or action. If Licensor, in its sole discretion, elects to enter into negotiations with such third party to obtain rights for Licensee under the third party patent or if Licensor, in its sole discretion, elects to undertake at its own expense the defense of any such suit or action to the extent that the alleged infringement is based upon such use hereunder of the Proprietary Property, Licensee shall render Licensor all reasonable assistance that may be required by Licensor in the negotiations or in the defense of such suit or action. Licensor has the primary right to control the defense of any such suit or action by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such suit or action in respect of which Licensee is a defendant by counsel of its own choice, subject to Licensor's right of control. Notwithstanding the foregoing, if Licensor has not within 90 days (or such lesser period of time as is necessary to avoid entry of a default judgment against Licensor or Licensee) from the date of receipt of a request from Licensee under Section 6.3 either entered into negotiations with such third party to obtain rights for Licensee under the third party patent or initiated legal action to defend such suit, it shall, upon written request of Licensee, grant to

Licensee, the right to enter such negotiations or defend such suit or action. Licensee shall be entitled to deduct all its expenses, including costs and legal fees incurred in entering into such negotiations or defending such suit or action, from royalties due Licensor with respect to the country in which such suit or action is prosecuted after commencement of such suit or action. Licensee shall not settle or compromise any such suit or action without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

                                   ARTICLE VII
                     Disclaimer of Liability and/or Warranty

     7.1 Nothing in this Agreement shall be construed as:

          (a) a warranty or representation by Licensor as to the validity or scope of any Proprietary Property; or

          (b) a warranty or representation that anything sold, used, produced or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and/or trademarks of third parties; or

          (c) an express or implied warranty of merchantability or fitness for a particular purpose.

     7.2 Licensor shall exercise reasonable care in verifying the accuracy of information provided under this Agreement, but Licensor shall not be liable for any damages arising out of or resulting from any information made available hereunder or of the use thereof nor shall it be liable to Licensee for consequential damages under any circumstances.

     7.3 Licensor shall have no responsibility for the ability of Licensee to use such information, the quality or performance of any process or any product produced by Licensee with the aid of such information or with respect to claims of third parties arising from Licensee's use of such information.

     7.4 Licensee shall assume all responsibility and liability for the sale, use, production, and/or commercialization of the Proprietary Property by or through Licensee, including, but not limited to, the safety, effectiveness, and reliability of the process and/or products produced pursuant to this Agreement. Licensee further agrees to defend, indemnify, and hold Licensor, its trustees, directors, officers, employees, agents, representatives, successors, assigns and affiliated entities, harmless from and against any and all liability, demands, damages, expenses and losses for death, personal injury, illness, or property damage, including the cost of defense against same, which may be asserted, or any claims which may arise from the sale, use, production, commercialization, or other disposition of the Proprietary Property. Licensee acknowledges that the Proprietary Property included herein is experimental and agrees to take all reasonable precautions to prevent death, personal injury, illness, and property damage.

     7.5 Licensee agrees to purchase and/or maintain insurance coverage sufficient, taking into account its other assets, to establish the ability of Licensee to honor the indemnity made in Section 7.4. [*]

                                  ARTICLE VIII
                              Term and Termination

     8.1 The Term of this Agreement shall be for a period extending until the life of the last to expire of the Patent Rights or the patent rights included in the Governing License, unless sooner terminated as herein provided.

     8.2 If Licensee shall determine that it intends to declare itself insolvent or file for bankruptcy or reorganization, it shall give ten days written notice to Licensor. Notwithstanding the above, if Licensee shall become bankrupt or insolvent; if the business or any assets or property of Licensee shall be placed in the hands of a receiver, assignee or trustee, whether by the voluntary act of Licensee or otherwise; if Licensee institutes or suffers to be instituted any procedure in bankruptcy court for reorganization or rearrangement of its financial affairs; or if Licensee makes a general assignment for the benefit of creditors, this Agreement shall immediately terminate unless such bankruptcy, insolvency, receivership or assignment for the benefit of creditors shall have been cured within 30 days of such event occurring. Upon occurrence of any of the foregoing events, Licensee shall give immediate written notice thereof to Licensor.

     8.3 Upon any material breach or default under this Agreement by Licensee, Licensor may give written notice thereof to Licensee, and Licensee shall have 30 days thereafter to cure such breach or default. If such breach or default is not so cured, Licensor may then in its sole discretion and option: (a) convert the exclusive license granted hereunder into a non-exclusive license; or (b) terminate this Agreement and the licenses granted by it; and/or (c) seek such other relief as may be provided by law or in equity in such circumstances by giving written notice thereof to Licensee.

     8.4 Upon any material breach or default under the Cross License by Licensee in its capacity as licensor thereunder, Licensor may give written notice thereof to Licensee, and Licensee shall have 30 days thereafter to cure such default or breach. If such breach or default is not so cured, Licensor may then in its sole discretion and option, and in addition to any legal rights it may have pursuant to the Cross License arising from such breach or default: (a) convert the exclusive license granted hereunder into a non-exclusive license; or (b) terminate this Agreement and the licenses granted by it; and/or (c) seek such other relief as may be provided by law or in equity in such circumstances by giving written notice thereof to Licensee.

     8.5 If Licensee contests or assists another in contesting the validity of any of the patents licensed hereunder in a court of competent jurisdiction, Licensor shall have the right to terminate this Agreement.

     8.6 Upon termination hereof for any reason, all rights, licenses, and sublicenses granted to Licensee hereunder shall immediately terminate and all related sublicenses shall immediately terminate or, at the option of Licensor, be deemed to have been assigned to Licensor.

                                   ARTICLE IX
                         Representations and Warranties

     9.1 Licensor represents and warrants that it owns or otherwise has the right to license or sublicense the Proprietary Property and has the legal power and authority to extend the rights granted to Licensee pursuant to this Agreement and has not assigned, licensed, pledged or compromised the Proprietary Property or made any commitments or offers inconsistent with or in derogation of the rights created by this Agreement. [*]

     9.2 Licensor represents or warrants that it has no knowledge of any information likely to have a material effect on the validity or enforceability of any Patent Right or any claim thereof which was not disclosed to the U.S. Patent and Trademark Office at the time that the patent applications for the Patent Rights were filed or during the pendency of said applications through the date of this Agreement.

     9.3 Licensee represents and warrants that it has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

     9.4 Except as provided above in this Article IX, neither Licensor nor Licensee makes any representation or warranty, express or implied, including, without limitation, any implied warranty of merchantability, fitness for a particular purpose, or non-infringement.

                                    ARTICLE X
                               Agency/Partnership

     10.1 Neither party shall be deemed to be an agent of the other party as a result of any transaction under or related to this Agreement, and shall not in any way pledge the other party's credit or incur any obligations on behalf of the other party.

     10.2 This Agreement shall not constitute either a partnership or a joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

     10.3 Without prior written consent obtained from Licensor, Licensee (including any affiliate or sublicensee of Licensee) shall not use for purposes of sales, advertising, marketing, marking of goods, promotion to investors, press releases or other publicity, etc.: (i) the name of (or any other information which would identify) Licensor or any corporation which is controlled by the same persons who control Licensor ("controlled corporation");
(ii) the names of trustees, directors, officers, or employees of Licensor or a controlled corporation; or (iii) any trademarks (or adaptations thereof) of Licensor or a controlled corporation.

                                   ARTICLE XI
                                     Marking

     Licensee agrees to apply or have applied to all articles and to all containers containing products manufactured by it or any sublicensee(s) under this Agreement such patent notices as may be required by the laws of the countries where manufactured or as may reasonably be requested by Licensor.

                                   ARTICLE XII
                    Nondisclosure of Confidential Information

     12.1 All Proprietary Property and confidential scientific and technical information communicated by one party to the other party under this Agreement, including information contained in patent applications, shall be kept confidential by such other party. Notwithstanding the foregoing, either party shall be relieved of the confidentiality obligations herein and not be prevented by this Agreement from utilizing any information received by it from the other party if:

          (a) the information was previously known to such party, but not including what was previously known to the inventors of the Proprietary Property;

          (b) the information is or becomes generally available to the public through no fault of Licensee, including as a result of publications and/or laying open to inspection of any patent applications that Licensor may file corresponding to such U.S. or foreign patent applications;

          (c) the information is acquired in good faith in the future by such party from a third party who is not under an obligation of confidence to the other party in respect to such information;

          (d) the disclosure is required by a governmental or regulatory agency or is otherwise required by law; or

          (e) the disclosure of such information is essential for the commercial exploitation of the Proprietary Property and is disclosed subject to a confidentiality agreement including terms substantially identical to those in this Article XII.

     12.2 The agreement of the parties to maintain the Proprietary Property as confidential shall survive termination of this Agreement, regardless of the reason for its termination.

     12.3 It is understood and agreed that Licensee's disclosure of information in breach of this Article XII will cause Licensor irreparable harm, for which monetary damages will not be an adequate remedy. Licensor shall therefore be entitled to injunctive relief, in addition to any other relief to which it may be entitled, to prevent any such disclosure.

     12.4 Neither party shall be required to disclose to the other party any proprietary property and confidential scientific and technical information of a third party (including any sublicensees).

                                  ARTICLE XIII
                                  Miscellaneous

     13.1 The captions herein are for convenience only and shall not be deemed to limit or otherwise affect the construction hereof.

     13.2 All written notices, payments, reports and the like required or permitted hereunder shall be deemed to be given when mailed, postage prepaid, by registered or certified mail, if to Licensor to:

                           XOMA Corporation
                           2910 Seventh Street
                           Berkeley, California  94710
                                Attn:  Legal Department

and if to Licensee to:

                           Research Development Foundation
                           c/o Andrew MacKenzie, Esq.
                           402 North Division Street
                           Carson City, Nevada  89703
                                    [*]
                                    [*]

or to such other person or by such other means as to which the parties may from time to time agree.

     13.3 This Agreement, in whole or in part, shall not be assignable by Licensee without the prior written consent of Licensor (unless to a successor entity to Licensee by merger, acquisition or other reorganization), which consent will not be unreasonably withheld, and any attempted assignment without such consent shall be void. Licensor may assign this Agreement.

     13.4 The failure of either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights, or elections, or in any way to affect the validity of this Agreement. The exercise by either party of any of its rights herein or any of its elections under the terms or covenants herein shall not preclude either party from exercising the same or any other rights it may have under this Agreement, irrespective of any previous action or proceeding taken by either party hereunder.

     13.5 Except as provided in Section 5.7 above, this Agreement shall be governed and construed in accordance with the laws of the State of California, U.S.A.

     13.6 If any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be construed to be severable from the other provisions of this Agreement which shall retain full force and effect.

     13.7 The parties hereto agree promptly to execute, forward, or otherwise provide all documents and material necessary or desirable to effectuate this Agreement.

     13.8 The terms and conditions herein contained constitute the entire agreement between the parties and shall supersede all previous communications, either oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or understanding bearing on the same shall be binding upon either party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the parties and shall expressly refer to this Agreement.

     13.9 This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in multiple originals by their duly authorized representatives.

                                 XOMA CORPORATION

                                 By:  /s/John L. Castello
                                      ------------------------------------
                                      John L. Castello
                                      Chairman of the Board, President and
                                      Chief Executive Officer

                                 RESEARCH DEVELOPMENT FOUNDATION

                                 By:   /s/Andrew MacKenzie
                                       -----------------------------------
                                       Andrew MacKenzie, Vice President
                                                     and Secretary

                                   EXHIBIT 1
                              Proprietary Property
                                      [*]

                              Proprietary Property
                                       [*]

                                    EXHIBIT 2
                                List of Countries
                                       [*]

                                    EXHIBIT 3
                                  Fields of Use
                                       [*]

                                    EXHIBIT 4
                                Governing License
                                       [*]